Exhibit 99.1

PFF Bancorp Concludes Credit Review and Provides

First Quarter 2008 Earnings Update

Rancho Cucamonga, Calif.-August 13, 2007 - PRNewswire-FirstCall - PFF Bancorp, Inc. (NYSE:PFB - News), the holding company for PFF Bank & Trust, Diversified Builder Services, Inc. and Glencrest Investment Advisors, Inc. today reported that it has concluded the internal review referenced in its Notice of Late Filing of Form 10-Q filed with the Securities and Exchange Commission on August 10, 2007.  The review resulted in a $900,000 increase to the provision for loan and lease losses for the quarter ended June 30, 2007, bringing the provision for the quarter to $21.8 million compared to the $20.9 million previously disclosed in our earnings release dated July 23, 2007.  As a result of this additional provision, our allowance for loan and lease losses will increase to $60.5 million at June 30, 2007, compared to the $59.6 million previously disclosed.  We will also be placing a number of loans that were less than 90 days past due at June 30, 2007 on non-accrual status as of that date resulting in an approximately $1.3 million reduction to previously reported interest income for the quarter ended June 30, 2007.  All of the additional loans that were placed on non-accrual status had been identified as criticized or classified assets prior to June 30, 2007 and were considered in the evaluation of our allowance for loan and leases losses at June 30, 2007.  As a result of the above adjustments, our Form 10-Q for the quarter ended June 30, 2007, will reflect diluted earnings per share of $0.02 compared to the $0.08 previously disclosed in our July 23, 2007 earnings release.

We expect to file our Form 10-Q on August 14, 2007 and will also file a Form 8-K/A amending our Form 8-K dated July 24, 2007, containing our earnings release dated July 23, 2007, to reflect the changes noted above.

We will host a conference call at 10:30 A.M. Pacific Time today to address questions regarding this release.  The conference call can be accessed by dialing 1 (800) 936-9574 and referencing "PFF Bancorp, Inc. First Quarter 2008 Earnings Updated Conference Call". An audio replay of this conference call will be available through Monday, August 27, 2007, by dialing 1 (877) 519-4471 and referencing Replay PIN number 9132825.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements may relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market and statements regarding the Company's strategic objectives.  These forward looking statements are based upon current management expectations, and may therefore involve risks and uncertainties.  The Company's actual results or performance, may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the California and National real estate markets, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes and other risks detailed in the Company's reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended March 31, 2007.  The Company disclaims any obligation to subsequently revise or update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Kevin McCarthy, President/CEO

Gregory C. Talbott, Senior Executive Vice President, COO/CFO

PFF Bancorp, Inc.

9337 Milliken Ave.

Rancho Cucamonga, Ca 91729

909-941-5400

Web-site: http://www.pffbank.com